Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) and pertaining to the 1995 Non-Employee Directors’ Fee and Stock Option Plan Stock Incentive Plan (as amended and restated effective May 10, 2017) of Westinghouse Air Brake Technologies Corporation of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedule of Westinghouse Air Brake Technologies Corporation (“Wabtec”), and the effectiveness of internal control over financial reporting of Wabtec, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 3, 2017